Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement numbers 333-52460 and 333-37790 of Patina Oil & Gas Corporation and its subsidiaries on Form S-8 of our report dated September 20, 2002, (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activites,” and the restatements described in Note 1) appearing in the Annual Report on Form 10-K/A of Patina Oil & Gas Corporation and its subsidiaries for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Denver, Colorado
October 4, 2002